Exhibit 2.10

DÁTUM	2020 január 6.	DATED	6 January 2020

(1) ARCONIC-KÖFÉM SZÉKESFEHÉRVÁRI KÖNNYŰFÉMMŰ KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG - és - (2) ARCONIC-KÖFÉM MILL PRODUCTS HUNGARY KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG	(1) ARCONIC-KÖFÉM SZÉKESFEHÉRVÁRI KÖNNYŰFÉMMŰ KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG - and - (2) ARCONIC-KÖFÉM MILL PRODUCTS HUNGARY KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG

HASZNÁLATI SZERZŐDÉS a Székesfehérvár belterület 9820/15 helyrajzi szám alatt bejegyzett ingatlan vonatkozásában	USE AGREEMENT relating to the property registered under the land registry number Székesfehérvár, urban zone 9820/15

TARTALOMJEGYZÉK	CONTENTS
1.TELEKINGATLAN HASZNÁLATA    2
2.KÖLTSÉGEK ÉS SZOLGÁLTATÁSOK    5
3.HATÁLY    6
4.TÖRVÉNYEN ALAPULÓ ELŐVÁSÁRLÁSI JOG    6
5.ÉRTESÍTÉSEK    7
6.A SZERZŐDÉS MÓDOSÍTÁSA    8
7.RÉSZLEGES ÉRVÉNYTELENSÉG    8
8.JOG    9
9.JOGUTÓDLÁS    9
10.NYELV    9
11.KIJELENTÉSEK ÉS SZAVATOSSÁGVÁLLALÁSOK    9
12.EGYÉB    10

1.USE OF THE PLOT PROPERTY    2
2.COSTS AND SERVICES    5
3.EFFECT    6
4.STATUTORY RIGHT OF FIRST REFUSAL    6
5.NOTICES    7
6.AMENDMENT    8
7.PARTIAL INVALIDITY    8
8.GOVERNING LAW    9
9.LEGAL SUCCESSION    9
10.GOVERNING LANGUAGE    9
11.REPRESENTATIONS AND WARRANTIES    9
12.MISCELLANEOUS    10

A JELEN SZERZŐDÉS 2020. január 6. napján jött létre	THIS AGREEMENT is made on 6 January 2020
AZ ALÁBBI FELEK KÖZÖTT:	BETWEEN:
(1) ARCONIC-KÖFÉM SZÉKESFEHÉRVÁRI KÖNNYŰFÉMMŰ KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG (székhely: 8000 Székesfehérvár, Verseci u. 1-15.; cégjegyzékszám: 07-09-001598; adószám: 10584215-2-07; statisztikai számjele: 10584215-2442-113-07) ("Arconic") és

(1) ARCONIC-KÖFÉM SZÉKESFEHÉRVÁRI KÖNNYŰFÉMMŰ KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG (registered seat: 8000 Székesfehérvár, Verseci u. 1-15.; company registration number: 07-09-001598; tax number: 10584215-2-07; statistical identification number: 10584215-2442-113-07) ("Arconic"); and

(2) ARCONIC-KÖFÉM MILL PRODUCTS HUNGARY KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG (székhelye: 8000 Székesfehérvár, Verseci u. 1-15.; cégjegyzékszáma: 07-09-030481; adószáma: 27104705-2-07; statisztikai számjele: 27104705-2442-113-07) ("Mill Products")

(2) ARCONIC-KÖFÉM MILL PRODUCTS HUNGARY KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG (registered seat: 8000 Székesfehérvár, Verseci u. 1-15.; company registration number: 07-09-030481; tax number: 27104705-2-07; statistical identification number: 27104705-2442-113-07) ("Mill Products")

(Arconic és Mill Products külön-külön a továbbiakban: "Fél" vagy "Tulajdonostárs", együttesen: "Felek" vagy "Tulajdonostársak")	(Arconic and Mill Products hereinafter individually referred to as a "Party" or a "Co-Owner", collectively as the "Parties" or the "Co-Owners").
ELŐZMÉNYEK:	BACKGROUND:
•
A Felek rögzítik, hogy az Arconic 46/100 arányú tulajdonát és a Mill Products 54/100 arányú tulajdonát képezi az ingatlan-nyilvántartásban a Székesfehérvár belterület 9820/15 helyrajzi szám alatt bejegyzett ingatlan ("Telek Ingatlan").

•
The Parties record, that the Property registered under the land registry number Székesfehérvár urban zone 9820/15 ("Plot Property") is owned by Arconic in a 46/100 ratio and by Mill Products in a 54/100 ratio.

B    Az Arconic kérelmet nyújtott be az illetékes ingatlan-nyilvántartási hatósághoz annak érdekében, hogy a Telek Ingatlanon található felépítményeket önálló ingatlanokként az ingatlan-nyilvántartásról szóló 1997. évi CXLI. törvény 12. § a) pontjának aa) alpontja és az ingatlan-nyilvántartásról szóló 1997. évi CXLI. törvény végrehajtásáról szóló 109/1999 (XII.29.) FVM rendelet 59. § (2) bekezdése alapján bejegyeztesse az ingatlan-nyilvántartásba. A felépítmények az Arconic kérelmének megfelelően a Székesfehérvár belterület 9820/15/A - 9820/15/V helyrajzi számok alatt önálló helyrajzi számmal rendelkező felépítményként az ingatlan-nyilvántartásba bejegyzésre kerültek (együttesen a „Felépítmények”). A félreértések elkerülése végett a 'Telek Ingatlan' kifejezés nem foglalja magában a Felépítményeket.

B    Arconic previously submitted a request to the competent land registry office in order to have the buildings erected on the Plot Property registered as separate properties in accordance with Section 12 point a) subpoint aa) of Act CXLI of 1997 on the land registry and Section 59 paragraph (2) of FVM Regulation No. 109/1999 (XII.29.) on the implementation of Act CXLI of 1997 on the land registry. In accordance with Arconic's request, the buildings (collectively the "Buildings") have been registered under topographical lot numbers 9820/15/A through 9820/15/V in the land registry. For the sake of clarity, the term 'Plot Property' shall not include the Buildings.

C    Az Arconic tagjai 2019. szeptember 9. napján kiválási szerződést kötöttek, amely alapján kiválás jogcímen a Mill Products mint jogutód megszerezte az Arconic-tól mint jogelődtől a Telek Ingatlan 54/100 tulajdoni hányadát, valamint a 4. sz. mellékletben meghatározott Felépítmények (a "Mill Products Felépítmények") kizárólagos tulajdonjogát. A Felépítmények közül az 5. sz. mellékletben meghatározott Felépítmények (az "Arconic Felépítmények") továbbra is az Arconic kizárólagos (1/1 arányú) tulajdonában maradtak.

C    The quotaholders of Arconic signed a Secession Agreement dated 9 September 2019, according to which and under the legal title of secession, Mill Products, as legal successor, acquired from Arconic, as legal predecessor, the 54/100 property ratio of (interest in) the Plot Property, and the exclusive (1/1) ownership of the Buildings specified in Annex 4 (the "Mill Products Buildings"). The Buildings specified in Annex 5 (the "Arconic Buildings") remained the exclusive (1/1) property of Arconic.

D    A Felek rögzítik, hogy a jelen Szerződés aláírásával egyidejűleg (i) a Mill Products Felépítmények és az Arconic Felépítmények tekintetében földhasználati jogot alapító szerződéseket (együttesen "Földhasználati Jogot Alapító Szerződések"); továbbá (ii) egyes közmű és egyéb szolgáltatások tárgyában szolgáltatási szerződéseket (a "Szolgáltatási Szerződések") írtak (illetve írnak) alá egymással.

D    The Parties record that, simultaneously with the execution of this Agreement, they executed (or will execute) (i) land use right agreements with respect to the Mill Products Buildings and the Arconic Buildings (collectively the "Land Use Right Agreements") as well as (ii) various service contracts (collectively the "Service Contracts") with respect to certain public utility and other services on the Plot Property.

E    Tekintettel arra, hogy a Telek Ingatlan a Felek közös tulajdonában áll, a Felek, mint Tulajdonostársak szándéka, hogy a jelen Szerződésben foglalt feltételek szerint közöttük létrejött megegyezés és megállapodás útján közösen határozzák meg a Telek Ingatlan használatát.

E    Considering that the Plot Property is in the joint ownership of the Parties, it is the intention of the Parties as Co-Owners to jointly control the use of the Plot Property through consensus and agreement between them subject to the terms and conditions hereof.

A FELEK AZ ALÁBBIAKBAN ÁLLAPODNAK MEG:	IT IS AGREED BY THE PARTIES AS FOLLOWS:
• A TELEK INGATLAN HASZNÁLATA	• USE OF THE PLOT PROPERTY
1.1 Közösen használt területek	1.1 Commonly used areas
(a)    A jelen Szerződés aláírásával a Tulajdonostársak elismerik és elfogadják, hogy a Tulajdonostársak mindegyike jogosult az 1. sz. melléklet szerinti utak, járdák és egyéb gyalogutak használatára, a nap 24 órájában, az év 365 napján.

(a)    By signing this Agreement, the Co-Owners acknowledge and agree that each Co-Owner shall be entitled to use the roads, pavements and other footways indicated in Annex 1 attached hereto 24 hours a day, 365 days a year.

(b)    A fenti a) pont értelmében a 'Tulajdonostárs' magában foglalja a Tulajdonostárs bármely vezető tisztségviselőjét, munkavállalóját, megbízottját és vendégét, továbbá bármely olyan személyt, aki a Tulajdonostárs beleegyezésével vagy felhívására használja a Telek Ingatlant vagy azon tartózkodik.

(b)    For the purposes of point a) above, the term 'Co-Owner' shall also include any managers, employees, contractors and visitors of the Co-Owner as well as any other persons using or on the Plot Property with the consent or at the invitation of the Co-Owner.

1.2 Kizárólagosan használt területek	1.2 Exclusively used areas
(a)    A jelen Szerződés aláírásával a Tulajdonostársak elismerik és elfogadják, hogy Arconic kizárólagosan jogosult a 2. sz. melléklet szerinti, lilával kiemelt területek használatára, hasznosítására és hasznaiknak szedésére a nap 24 órájában, az év 365 napján az összes olyan út, járda és egyéb gyalogút kivételével, amelyet az 1.1. pont szerint mindkét Tulajdonostárs használhat.

(a)    By signing this Agreement, the Co-Owners acknowledge and agree that Arconic shall have the exclusive right to use, utilize and enjoy all benefits of the areas highlighted in purple in Annex 2 24 hours a day, 365 days a year, save any roads, pavements and other footways located on the same area which may be used by both Co-Owners commonly as set forth in Section 1.1.

(b)    A jelen Szerződés aláírásával a Tulajdonostársak elismerik és elfogadják, hogy a Mill Products kizárólagosan jogosult a 2. sz. melléklet szerinti, zölddel kiemelt területek használatára, hasznosítására és hasznaiknak szedésére a nap 24 órájában, az év 365 napján az összes olyan út, járda és egyéb gyalogút kivételével, amelyet az 1.1. pont szerint mindkét Tulajdonostárs használhat.

(b)    By signing this Agreement, the Co-Owners acknowledge and agree that Mill Products shall have the exclusive right to use, utilize and enjoy all benefits of the areas highlighted in green in Annex 2 24 hours a day, 365 days a year, save any roads, pavements and other footways located on the same area which may be used by both Co-Owners commonly as set forth in Section 1.1.

(c)    Az a) és b) pontok rendelkezéseitől függetlenül, a Mill Products kizárólagosan jogosult a 3. sz. melléklet szerint a Telek Ingatlanon található iparvágányok használatára, hasznosítására, hasznainak szedésére, a nap 24 órájában, az év 365 napján.

(c)    Notwithstanding the provisions of points a) and b) above, Mill Products shall have the exclusive right to use, utilize and enjoy all benefits of all industrial rail tracks located on the Plot Property as shown in Annex 3 24 hours a day, 365 days a year.

(d)    A fenti a) pont értelmében az 'Arconic' magában foglalja az Arconic bármely vezető tisztségviselőjét, munkavállalóját, megbízottját és vendégét, továbbá bármely olyan személyt, aki a Tulajdonostárs beleegyezésével vagy felhívására használja a Telek Ingatlant vagy azon tartózkodik.

(d)    For the purposes of point a) above, the term 'Arconic' shall also include any managers, employees, contractors and visitors of Arconic as well as any other persons using or on the Plot Property with the consent or at the invitation of Arconic.

(e)    A fenti b) pont értelmében a 'Mill Products' magában foglalja a Mill Products bármely vezető tisztségviselőjét, munkavállalóját, megbízottját és vendégét, továbbá bármely olyan személyt, aki a Tulajdonostárs beleegyezésével vagy felhívására használja a Telek Ingatlant vagy azon tartózkodik.

(e)    For the purposes of points b) and c) above, the term 'Mill Products' shall also include any managers, employees, contractors and visitors of Mill Products as well as any other persons using or on the Plot Property with the consent or at the invitation of Mill Products.

1.3    A Tulajdonostársak rögzítik, hogy a jelen Szerződés aláírásának napján a 2. sz. melléklet szerinti, pirossal kiemelt területeket a Hydro Extrusion Hungary Korlátolt Felelősségű Társaság (székhelye: 8000 Székesfehérvár, Verseci u. 1-15.; cégjegyzékszáma: 07-09-012901; adószáma: 13913483-2-07; statisztikai számjele: 13913483-2550-113-07) használja, a Tulajdonostársakkal kötött különböző bérleti szerződések alapján.

1.3    The Co-Owners record that as of the execution of this Agreement the areas marked in red in Annex 2 are used by Hydro Extrusion Hungary Korlátolt Felelősségű Társaság (registered seat: 8000 Székesfehérvár, Verseci u. 1-15.; company registration number: 07-09-012901; tax number: 13913483-2-07; statistical identification number: 13913483-2550-113-07) under various lease agreements entered into with the Co-Owners.

1.4    A Telek Ingatlan fejlesztésével és használatával kapcsolatos összes kérdéshez, beleértve bármely tervezett építési munkát, a Tulajdonostársak egyhangú határozata szükséges beleértve - az előbbiek általános érvényének korlátozása nélkül - a Telek Ingatlanon építeni tervezett bármely új felépítmény helyszínét, műszaki leírását és jogi helyzetét. Bármely Tulajdonostárs kérheti a másik Tulajdonostárs jóváhagyását, engedélyét vagy hozzájárulását a Telek Ingatlan használatával vagy fejlesztésével kapcsolatos javasolt intézkedéshez. Valamennyi jelen Szerződés szerinti esetben, amikor a Telek Ingatlan fejlesztésével vagy használatával kapcsolatos javasolt intézkedéshez valamely Tulajdonostárs jóváhagyása, engedélye vagy hozzájárulása szükséges, a jóváhagyás, engedély vagy hozzájárulás megadottnak tekintendő, kivéve ha a tiltakozó Tulajdonostárs a jóváhagyás, engedély vagy hozzájárulás iránti kérelem kézhezvételétől számított 30 napon belül a javasolt intézkedés ellen a tiltakozás okát is megjelölő írásos kifogást terjeszt elő. A jelen Szerződés hatálya alatt a Felek törekednek arra, hogy a Telek Ingatlant a jelen Szerződés aláírása időpontjában fennálló tulajdoni hányaduknak megfelelően fejlesszék.

1.4    All questions affecting the development or use of the Plot Property, including any contemplated construction works, shall be determined by unanimous agreement of the Co-Owners including, without limiting the generality of the foregoing, the location, technical specifications and legal status of any new buildings intended to be erected on the Plot Property. Any Co-Owner may request from the other Co-Owner its approval, authorization or consent to any proposed action concerning the development or use of the Plot Property. In any instance under this Agreement, in which the approval, authorization or consent of any of the Co-Owners to any proposed action concerning the development or use of the Plot Property is requested, such approval, authorization or consent shall be deemed to have been given unless written objection to such proposed action setting out the grounds for such objection is given by the objecting Co-Owner to the other Co-Owner within 30 days of receipt of the written request for such approval, authorization or consent. The Parties shall endeavour throughout the term of this Agreement to ensure that they shall each develop the Plot Property to an extent which reflects their co-ownership interests (property ratios) as at the execution of this Agreement.

1.5    A Tulajdonostársak megállapodnak, hogy a jelen Szerződés szerinti jogaik gyakorlása során tartózkodnak egymás szükségtelen háborításától és jóhiszeműen együttműködnek egymással, valamint az ésszerű legnagyobb gondosság mellett segítséget nyújtanak egymásnak a jelen Szerződés hatálya alatt.

1.5    The Co-Owners agree that, when exercising their rights granted in this Agreement, they shall refrain from each other's unnecessary disturbance and shall cooperate with each other in good faith and use their reasonable best efforts to assist each other during the term of this Agreement.

1.6    A Tulajdonostársak kötelesek betartani a Telek Ingatlan tekintetében közösen elfogadott szabályzatokat, és ezek Tulajdonostársak egyhangú határozata általi esetleges módosításait, kiegészítéseit. Emellett a Tulajdonostársak kötelesek bármely olyan személlyel, aki a Tulajdonostárs beleegyezésével vagy felhívására használja a Telek Ingatlant, vagy azon tartózkodik, betartatni a jelen Szerződést és a közösen elfogadott szabályzatokat, beleértve ezek Tulajdonostársak egyhangú határozata általi esetleges módosításait, kiegészítéseit.

1.6    The Co-Owners shall comply with the mutually adopted rules and regulations applicable to the Plot Property, including all such amendments or additions thereto as may from time to time be unanimously agreed to by the Co-Owners. Further, the Co-Owners shall ensure that all persons using or on the Plot Property with the consent of or at the invitation of a Co-Owner shall comply with the terms of this Agreement and those of the mutually adopted rules and regulations, including all such amendments or additions thereto as may from time to time be unanimously agreed to by the Co-Owners.

1.7    Az egyértelműség kedvéért a jelen Szerződés aláírása és teljesítése, valamint a Tulajdonostársak Polgári Törvénykönyvről szóló 2013. évi V. törvény (a "Ptk.") 5:73. §-a szerinti tulajdonostársi kapcsolata nem hoz létre a Tulajdonostársak között társulást vagy bármely más társaságot.

1.7    For the sake of clarity, the execution and performance of this Agreement shall not create nor shall the relationship of the Co-Owners as co-owners under section 5:73 of Act V of 2013 on the Civil Code (the "Civil Code") constitute a partnership between the Co-Owners or any agency whatsoever.

2. KÖLTSÉGEK ÉS SZOLGÁLTATÁSOK	2. COSTS AND SERVICES
2.1    A Tulajdonostársak eltérő írásos megállapodásának hiányában a Telek Ingatlannal összefüggő összes költséget és díjat (korlátozás nélkül beleértve az összes javítási és karbantartási költséget, telekadót és biztosítási díjat) a Tulajdonostársak tulajdoni hányadaik arányában viselnek.

2.1    Unless otherwise agreed by the Co-Owners in writing, any and all costs and fees (also including, without limitation, any and all repair and maintenance costs, property taxes and insurance fees) related to the Plot Property shall be borne by all Co-Owners in proportion of their co-ownership interests (property ratios).

2.2    Bármely Tulajdonostárs felhívás útján követelheti azon Tulajdonostárstól, aki nem fizette meg a 2.1. pontban meghatározott költségek és díjak rá eső részét, hogy a Tulajdonostárs a felhívás kézhezvételétől számított 15 napon belül fizesse meg az összes költség rá eső részét.

2.2    Each Co-Owner may demand by notice from the other Co-Owner that has not paid its share of the costs and fees specified in Section 2.1 that that Co-Owner pay its proportionate portion of any of the costs within 15 days of the receipt of the notice.

2.3    A Tulajdonostársak rögzítik, hogy a jelen Szerződés aláírásával egyidejűleg megkötötték a Szolgáltatási Szerződéseket a Telek Ingatlannal kapcsolatos egyes közmű és egyéb szolgáltatásokra vonatkozóan (mind a közös, mind a kizárólagos használatú területekre kiterjedően).

2.3    The Co-Owners record that, simultaneously with the execution of this Agreement, they entered into the Service Contracts regarding certain public utility and other services related to the Plot Property (including both the commonly used and the exclusively used areas).

3. HATÁLY	3. EFFECT
3.1 A jelen Szerződés annak mindkét Fél általi aláírásával lép hatályba, és a Tulajdonostársak Telek Ingatlanon fennálló tulajdoni hányadának fennállásáig áll fenn.	3.1 This Agreement shall enter into force upon execution by both Parties and shall continue to exist until the Co-Owners retain their interests to the Plot Property.
3.2    A Felek kötelezettséget vállalnak arra, hogy a jelen Szerződésben foglaltak érvényesülése érdekében a Telek Ingatlant (az itt meghatározott korlátozások keretein belül) csak úgy adják el vagy ruházzák át más módon, vagy adják más birtokába, használatába, hogy a jelen Szerződésben foglaltakról a Telek Ingatlan (vagy annak része) használatára bármely jogcímen jogosulttá váló új személyt megfelelően tájékoztatják, és biztosítják, hogy az érintett személy vállalja a jelen Szerződésben rögzített kötelezettségeket és azoknak eleget tesz.

3.2    The Parties undertake that in order for the provisions of this Agreement to prevail, they will only sell or otherwise transfer possession or use of the Plot Property (subject to the limitations set forth herein) after properly informing the person newly entitled to use the Plot Property (or any part thereof), under any legal title, of the provisions of this Agreement and after ensuring that such person agrees to enter into, and comply with the terms of this Agreement.

4. TÖRVÉNYEN ALAPULÓ ELŐVÁSÁRLÁSI JOG	4. STATUTORY RIGHT OF FIRST REFUSAL
4.1    A Tulajdonostársak tudomással bírnak arról, hogy a Ptk. 5:81. §-a szerint a Tulajdonostárs Telek Ingatlanon fennálló tulajdoni hányadára a másik Tulajdonostársat elővásárlási, előbérleti és előhaszonbérleti jog illeti meg (együttesen "Elővásárlási Jog") harmadik személyekkel szemben.

4.1    The Co-Owners are aware that, according to section 5:81 of the Civil Code, in relation to a Co-Owner's interest to the Plot Property, the other Co-Owner shall have a right of pre-emption and a right of first refusal for lease or tenancy (together the "Right of First Refusal") before any third parties.

4.2 Az Elővásárlási Jog gyakorlása tekintetében a Tulajdonostársak az alábbiakban állapodnak meg:	4.2 Regarding the exercise of the Right of First Refusal, the Co-Owners agree as follows:
(a)    Az elővásárlási jog gyakorlására felhívó nyilatkozatot a kötelezett Tulajdonostársnak írásban kell eljuttatnia a jogosult Tulajdonostárs közhiteles nyilvántartás(ok)ból kitűnő székhelyére, csatolva a vételi ajánlatot tett harmadik személy által és a Kötelezett Tulajdonostárs által is jóváhagyott adásvételi vagy bérleti szerződést vagy az adásvételi vagy bérleti szerződésre vonatkozó lényeges elemeket tartalmazó szándéknyilatkozatot;

(a)    The obliged Co-Owner shall send the notice calling on the beneficiary Co-Owner to exercise the Right of First Refusal to the beneficiary Co-Owner's registered seat as indicated in official public register(s), attaching either the SPA or lease agreement (as the case may be) approved by the obliged Co-Owner and the third party making an offer or a letter of intent issued by the third party making an offer and containing the main terms of the sale and purchase or the lease agreement (as the case may be);

(b)    A jogosult Tulajdonostárs az elővásárlási jogát a kötelezett Tulajdonostárs nyilatkozatának kézhezvételétől számított 30 napon belül jogosult írásban megtenni, oly módon, hogy az elővásárlási jogot gyakorló nyilatkozatát ezen 30 napos határidőn belül írásban köteles eljuttatni a kötelezett Tulajdonostárs közhiteles nyilvántartás(ok)ból kitűnő székhelyére.

(b)    Within 30 days of receiving the obliged Co-Owner's statement, the beneficiary Co-Owner shall have the right to exercise the Right of First Refusal in written form by sending its statement, exercising the Right of First Refusal, within these 30 days in written form to the obliged Co-Owner's seat as indicated in official public register(s).

(c)    Az elővásárlási jog gyakorlásáról való lemondásnak kell tekinteni, ha a jogosult Tulajdonostárs a fenti 30 napos határidőn belül nem juttatja el az elővásárlási jog gyakorlásáról szóló nyilatkozatát a kötelezett Tulajdonostárs közhiteles nyilvántartás(ok)ból kitűnő székhelyére.

(c)    Should the entitled Co-Owner fail to send its statement about the exercise of the Right of First Refusal within the 30-day deadline mentioned above to the obliged Co-Owner's registered seat indicated in official public register(s), it shall be deemed as a waiver of the Right of First Refusal.

5. ÉRTESÍTÉSEK	5. NOTICES
5.1    A jelen Szerződésben meghatározott, és az annak alapján küldendő értesítéseket, felhívásokat írásba kell foglalni és a Felek közhiteles nyilvántartás(ok)ból kitűnő mindenkori székhelyére kell megküldeni átvételi elismervénnyel igazolt közvetlen kézbesítés vagy tértivevényes ajánlott levél útján.

5.1    Notices defined and to be sent under this Agreement shall be made in writing and sent through personal delivery with a signed confirmation of receipt or in the form of registered mail with acknowledgement of receipt requested, to the Parties' respective registered seats indicated in official public registers.

5.2 A Felek az egymással való kapcsolattartásra a következő személyeket jelölik ki:	5.2 The Parties appoint the following contact persons:
Az Arconic részéről: Szabó Ferenc
Cím: 8000 Székesfehérvár, Verseci utca 1-15.
E-mail: ferenc.szabo@howmet.com
A Mill Products részéről: Varga Zsuzsa
Cím: 8000 Székesfehérvár, Verseci utca 1-15.
E-mail: zsuzsa.varga@arconic.com

On behalf of Arconic: Ferenc Szabó
Address: 8000 Székesfehérvár, Verseci utca 1-15.
E-mail: ferenc.szabo@howmet.com
On behalf of Mill Products: Zsuzsa Varga
Address: 8000 Székesfehérvár, Verseci utca 1-15.
E-mail: zsuzsa.varga@arconic.com

5.3    A Felek részére elküldött értesítést a következő időpontokban kell kézbesítettnek tekinteni: (i) személyes kézbesítés esetén akkor, amikor a küldeményt az adott Félnek átadják; (ii) postázás esetén az igazolt kézbesítéskor azzal, hogy az értesítést akkor is kézbesítettnek kell tekinteni, ha a tértivevény „átvételt megtagadta”, „nem kereste”, „elköltözött”, illetve „ismeretlen” vagy ezekkel egyenértékű egyéb jelzéssel érkezik vissza. Ha a személyes vagy futár útján történő kézbesítés a fenti címen a munkanapokon 9-16 óráig azért volt sikertelen, mert a címzett nem volt elérhető vagy a küldemény átvételét megtagadta, a küldeményt a kézbesítés megkísérlésének napját követő munkanapon kell kézbesítettnek tekinteni. Az e-mail útján közölt értesítés nem minősül írásbeli közlésnek, és semmilyen körülmények között nem válik joghatályossá.

5.3    Any notice sent to a Party shall be deemed delivered when: (i) it is delivered to the given party in case of personal delivery; (ii) acknowledged by the receipt in case of delivery by post. Notices shall be deemed delivered even if the acknowledgement of receipt is returned with any of the indications "refused", "unclaimed", "moved", "unknown" or any equivalent indication. If the delivery was unsuccessful at the addresses above on working days between 9 am and 4 pm because the recipient was not available or refused the reception of the consignment, the consignment shall be deemed to be delivered on the working day after the day of the attempted delivery. Notices delivered by e-mail shall not be considered as written notices and shall not be effective under any circumstances.

6. A SZERZŐDÉS MÓDOSÍTÁSA	6. AMENDMENT
A jelen Szerződés csak akkor módosítható, ha a módosítást mindkét Fél írásban elfogadja.	This Agreement may only be amended by both Parties in writing.
7. RÉSZLEGES ÉRVÉNYTELENSÉG	7. PARTIAL INVALIDITY
Amennyiben a jelen Szerződés valamely rendelkezését részben vagy egészben jogellenesnek, érvénytelennek vagy végrehajthatatlannak nyilvánítják, az semmilyen módon nem befolyásolja vagy érinti hátrányosan a jelen Szerződés többi rendelkezésének jogszerűségét, érvényességét és végrehajthatóságát.

Should any provision of this Agreement be partially or entirely declared illegal, invalid or unenforceable, it does not in any way influence or adversely affect the legality, validity or enforceability of the remaining provisions of this Agreement.

8. JOG	8. GOVERNING LAW
A jelen Szerződés és az abból eredő vagy azzal összefüggő valamennyi kérdésre (korlátozás nélkül beleértve bármely szerződéses vagy nem szerződésen alapuló kötelezettséget) Magyarország joga alkalmazandó és a Szerződés annak alapján értelmezendő, azzal hogy a Felek kizárják bármely olyan kollíziós jogszabály alkalmazását, amely Magyarországon kívül bármely más jogrendszer szabályainak alkalmazását eredményezné.

This Agreement and all the questions resulting from or in connection with it (including, without limitation, any contractual or non-contractual obligation) are governed by Hungarian law and the Agreement shall be interpreted according to it, with the proviso, that the Parties exclude the application of any conflict-of-law rules which would result in the application of any other legal system other than the Hungarian.

9. JOGUTÓDLÁS	9. LEGAL SUCCESSION
A jelen Szerződés hasznai és terhei a Felek jogutódaira és engedményeseire átszállnak, és azokat közvetlenül jogosítják és kötelezik. Mindkét Fél köteles gondoskodni arról, hogy jogutódja félként belép a jelen Szerződésbe.

The rights and obligations under this Agreement shall transfer, give entitlement to and oblige directly the Parties' legal successors and assignees. Each Party shall be obliged to procure that their legal successor will become a party to this Agreement.

10. NYELV	10. GOVERNING LANGUAGE
A jelen Szerződést a Felek magyar és angol nyelven írták alá, a két változat közötti bármely eltérés esetén a magyar nyelvű változat az irányadó.	The Parties signed this Agreement in Hungarian and English; in case there is any discrepancy between the two versions, the Hungarian version shall prevail.
11. KIJELENTÉSEK ÉS SZAVATOSSÁGVÁLLALÁSOK	11. REPRESENTATIONS AND WARRANTIES
Arconic kijelenti és szavatolja, hogy Magyarország területén jogszerűen bejegyzett gazdasági társaság és a jelen Szerződés megkötéséhez való jogosultsága semmilyen korlátozás alá nem esik. Mill Products kijelenti, hogy Magyarország területén jogszerűen bejegyzett gazdasági társaság és a jelen Szerződés megkötéséhez való jogosultsága semmilyen korlátozás alá nem esik.

Arconic represents and warrants that it is a legally registered business association in Hungary and its right to sign this Agreement is not subject to any restrictions. Mill Products represents and warrants that it is a legally registered business association in Hungary and its right to sign this Agreement is not subject to any restrictions.

12. EGYÉB RENDELKEZÉSEK	12. MISCELLANEOUS
12.1    Amennyiben a Tulajdonostársak egyhangúan a Telek Ingatlan átruházásáról határoznak, a Telek Ingatlan adásvételéből származó bevételt a Tulajdonostársak tulajdoni hányadának arányában kell szétosztani.

12.1    If, at any time, the Co-Owners shall unanimously agree to sell the entire Plot Property, the sale proceeds derived from the Plot Property shall be distributed to the Co-Owners in proportion to their co-ownership interests (property ratios).

12.2 A jelen Szerződés és a Földhasználati Jogot Alapító Szerződések bármelyikének rendelkezései közti bármely eltérés esetén utóbbi rendelkezései az irányadóak.	12.2 In the case of any discrepancy between the provisions of this Agreement and those of any of the Land Use Right Agreements, the provisions of the latter shall prevail.
12.3    Bármely Tulajdonostárs által a másik Tulajdonostárs kötelezettségeinek megszegéséhez vagy az azok teljesítésével való késedelemhez kifejezetten vagy hallgatólagosan adott hozzájárulás, vagy ezzel kapcsolatos jogról való lemondás nem értelmezhető a Tulajdonostárs bármely más kötelezettségének megszegéséhez, vagy az annak teljesítésével való késedelemhez adott hozzájárulásnak, vagy ezzel kapcsolatos jogról való lemondásnak.

12.3    No consent or waiver, expressed or implied by any Co-Owner of any breach or default by a Co-Owner in the performance by the other Co-Owner of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Co-Owner hereunder.

A Felek kijelentik, hogy a jelen Szerződésben foglaltak az akaratuknak minden tekintetben megfelelnek.	The Parties declare that the content of this Agreement corresponds with their contractual will in all respects.
Mellékletek:	Annexes:
1. sz. melléklet: Utak, járdák és egyéb gyalogutak
2. sz. melléklet: Kizárólagosan használt területek
3. sz. melléklet: Iparvágányok
4. sz. melléklet: A Mill Products Felépítmények listája
5. sz. melléklet: Az Arconic Felépítmények listája
Annex 1: Roads, pavements and other footways Annex 2: Exclusively used areas Annex 3: Industrial rail tracks Annex 4: List of the Mill Products Buildings Annex 5: List of the Arconic Buildings
[ Aláírások a következő oldalon. ]	[ Signatures on next page. ]

Székesfehérvár, 2020. január 6. napján	Székesfehérvár, 6 January 2020

______________________________________ Arconic-Köfém Székesfehérvári Könnyűfémmű Korlátolt Felelősségű Társaság Tulajdonostárs Képviseli: Katus István Gábor, ügyvezető	______________________________________ Arconic-Köfém Székesfehérvári Könnyűfémmű Korlátolt Felelősségű Társaság Co-Owner Represented by: István Gábor Katus, managing director

______________________________________ Arconic-Köfém Mill Products Hungary Korlátolt Felelősségű Társaság Tulajdonostárs Képviseli: Gábor Balázs, ügyvezető	______________________________________ Arconic-Köfém Mill Products Hungary Korlátolt Felelősségű Társaság Co-Owner Represented by: Balázs Gábor, managing director